Exhibit 10.1

July 17, 2018

David Shirk

3150 Sabre Drive

Southlake, TX 76092

Dear Dave:

In recognition of your appointment as Executive Vice President and President, Travel Solutions of Sabre Corporation (“the Company), I am pleased to present to you the following compensation package effective July 23, 2018 (the “Effective Date”). This letter (the “Amendment”) amends your letter agreement (the “Agreement”) dated as of April 5, 2017 and amended on November 27, 2017, between the Company and you.

•	Job Description / Title / Duties: The two sentences of Section 1(a) of the Agreement are amended to read as follows: “Effective as of the Effective Date, you will serve as Executive Vice President and President, Travel Solutions of the Company. You shall have all of the authority, and perform all of the functions, that are consistent with such position, as determined by the Company and generally described as the top executive for overseeing all operations for Travel Solutions.”

•	Base Salary: Section 3 of the Agreement is amended in its entirety to read as follows: “Effective as of the Effective Date, your annual base salary will be $675,000 (“Base Salary”), less withholding for taxes and deductions, which under the Company’s current payroll practices will result in a bi-weekly payment of $25,961.54, less withholding for taxes and deductions, based on 26 pay periods in a year. Your Base Salary will be reviewed annually by the Board of Directors of the Company (the “Board”) or a committee of the Board (any revised Base Salary will then be referred to as the “Base Salary”).”

•	Annual Bonus: Section 4 of the Agreement is amended in its entirety to read as follows: “Your annual target cash bonus under the Company’s Executive Incentive Plan (“EIP”) will be equal to 95% (“Target Bonus”) of your Base Salary earnings for the calendar year, based on your attainment of pre-established performance goals as approved each calendar year by the Board or a committee of the Board. The annual bonus for a particular calendar year will be paid to you no later than March of the year following the year in which that bonus was earned. Notwithstanding the foregoing, for the Company’s 2018 fiscal year, your Target Bonus will be 85% from January 1, 2018 to July 22, 2018 and 95% from July 23, 2018 to December 31, 2018.”

•	Promotion Equity Grant: The three sentences of Section 5 of the Agreement are amended to read as follows: “You will receive an equity grant (“Promotion Equity

July 17, 2018

Grant”) valued at $1,500,000 on the date specified in the Company’s Policy on Grant of Equity-Based Compensation (which is typically the 15th of the calendar month following the Effective Date). The grant value will be provided in an equal number of stock options and performance-based restricted stock units. The grant is expected to be made under the Sabre Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”) and will be subject to the terms and conditions of the Plan and the applicable award agreement issued in connection with the grant.”

•	All other current benefits, programs, and policies applicable to you as a senior executive and officer of the Company remain in effect. Except as otherwise specifically amended by this Amendment, the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

Dave, we are very excited having you as a key leader in our organization. We are confident that with your extensive experience and leadership skills, you will continue to make significant contributions to our company in the years to come. If you agree with the terms outlined in this letter, please sign this letter and return it no later than July 20, 2018.

Sincerely,

/s/ Kim Warmbier

Kimberly Warmbier

Executive Vice President and Chief Human Resources Officer

Acceptance:

I agree with the terms and conditions of this letter.

  /s/ David Shirk                                    07/17/2018

David Shirk                                          Date